Exhibit 21.1

Former (pre-Acquisition) Operating Subsidiaries of Ableauctions.com, Inc.

Unlimited Closeouts Inc.                                                                           Ojai, California

Icollector.com Technologies, Ltd.                                                           Coquitlam, British Columbia

Rapidfusion Technologies Inc.                                                                Coquitlam, British Columbia

Axion Investment Corporation                                                                 Coquitlam, British Columbia

AAC Holdings Ltd.                                                                                    Coquitlam, British Columbia